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                     [LETTERHEAD OF LOEFF CLAEYS VERBEKE]

                                                                     EXHIBIT 5.1


United Pan-Europe Communications N.V.
Fred. Roeskestraat 123
1070 BT AMSTERDAM
The Netherlands

Amsterdam, 9 February 1999

Dear Ladies and Gentlemen,

We render this opinion to be filed as an exhibit to the Registration Statement on Form S-1 (No. 333-67895) filed with the Securities and Exchange Commission (the "Registration Statement") by you, United Pan-Europe Communications N.V., a public limited liability company under the laws of the Netherlands (the "Company"). The Registration Statement relates to the proposed offering of 44,600,000 Ordinary Shares (including 4,600,000 shares pursuant to an overallotment option granted to the underwriters) each with a nominal value of
(EURO) 0.30 of which 9,198,135 shares already have been issued (the "Existing Shares") and 35,401,865 shares will be newly issued (the "New Shares") (the Existing Shares and the New Shares collectively referred to as the "Shares"), as more particularly described in the Registration Statement.

We are aware of the proceedings taken by the Company in Connection with the Registration Statement and the proposed offering.

We are members of the Bar of the Netherlands and we express no opinion as to the laws of any jurisdiction other than the laws of the Netherlands as it stands and has been interpreted in published case law of the courts of the Netherlands as the date hereof. We express no opinion on tax law.

Upon the basis of the foregoing and such investigations as we deemed necessary in connection with this opinion and, assuming that the Registration Statement becomes and will remain effective, it is our opinion that, upon the sale of the Shares in the manner contemplated in the Registration Statement, the Existing Shares are and the New Shares will be legally issued, fully paid up and nonassessable.

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This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any information contained in the Registration Statement examined in connection with this opinion, except as expressly confirmed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the references to our firm in the Registration Statement under the captions "Legal Matters" and "Enforcement of Civil Liabilities" in the Prospectus which is a part of the Registration Statement.



Very truly yours,

/s/ Annelies E. van der Pauw

Annelies E. van der Pauw